Exhibit 10.4

Summary of Executive Officer and Non-employee Director Compensation

Set forth below is a summary of the compensation paid by Dril-Quip, Inc. (the “Company”) to its executive officers and non-employee directors as of the date of filing of the Company’s Annual Report on Form 10-K. For more information regarding executive officer and director compensation, please read “Director Compensation,” “Executive Compensation,” and “Corporate Governance Matters—Related Person Transactions—Employment Agreements” contained in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders to be filed with the SEC pursuant to Regulation 14A.

Executive Officers

The Company’s Chief Executive Officer (the “CEO”) is compensated in accordance with his employment agreement entered into with the Company prior to the closing of the Company’s initial public offering. The employment agreement was amended in 2008 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), and was subsequently amended in 2009 to comply with the requirements of Section 162m of the Code. Except for revisions to certain provisions regarding the timing of payments made under the agreement and the calculation of certain bonus amounts upon termination, the benefits and terms of the amended employment agreement are substantially similar in all material respects to the benefits and terms of the prior employment agreement.

The agreement provides for an annual base salary, as well as cash incentive compensation in the form of an annual performance bonus for each 12-month period based on (i) the Company’s performance in the 12-month period ending December 31 against the Company’s annual budget and (ii) the Company’s return on capital compared to that of a peer group of companies for the 12-month period ending September 30. In addition, the agreement provides for long-term stock-based incentive compensation in the form of an annual grant of options under the Company’s incentive plan equal to the CEO’s base salary multiplied by three and divided by the market price of the Company’s Common Stock on the grant date. The employment agreement gives the Nominating, Governance and Compensation Committee the discretion to increase the annual performance bonus and the annual option grant above the amounts determined for such awards pursuant to the terms of the employment agreement. The agreement also requires the Company to maintain a flexible perquisites spending account in the amount of $25,000 each year for the CEO for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. The Company is required to pay the unused and remaining balance of such account annually to the CEO.

Effective December 31, 2010, the CEO currently receives a base salary of $605,000. For additional information regarding the CEO’s annual cash incentive compensation and long-term stock-based incentive compensation, please read the Company’s proxy statement for its 2011 Annual Meeting of Stockholders.

The Company’s Chief Financial Officer (the “CFO”) is compensated with a base salary, annual cash incentive compensation and stock-based incentive compensation as determined by the CEO. Effective March 10, 2010 the CFO currently receives a base salary of $270,000. For additional information regarding the CFO’s annual cash incentive compensation and long-term stock-based incentive compensation, please read the Company’s proxy statement for its 2011 Annual Meeting of Stockholders.

Non-Employee Directors

The Company’s non-employee directors receive an annual fee of $75,000, plus a fee of $1,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors.